Exhibit 99

GORMAN-RUPP REPORTS FOURTH QUARTER AND FULL-YEAR 2012 RESULTS

Mansfield, Ohio – February 8, 2013 – The Gorman-Rupp Company (NYSE MKT: GRC) reports financial results for the fourth quarter and twelve months ended December 31, 2012, highlighted by record sales during 2012 and the attainment of forty consecutive years of increased cash dividends paid to shareholders. Operating results for 2012 include Pumptron (Proprietary) Limited (“Pumptron”) and the American Turbine Pump companies (“American Turbine”) acquired in the third and fourth quarters of 2012, respectively.

Net sales for the twelve months ended December 31, 2012 increased 4.5% to a record $375.7 million compared to $359.5 million during the same period in 2011. Encouragingly, total international sales increased more than 15% to a record $136.5 million. Sales improved 6.0% in our larger water end markets and 4.9% in our non-water end markets. Major contributions to water market sales were international shipments of pumps for fire protection and an increase in agricultural market sales, partially offset by reduced construction market demand for pumps for natural gas drilling applications and from rental businesses. The increase in non-water market sales was primarily due to petroleum market shipments and international industrial market shipments. Sales of repair parts decreased modestly during 2012, as sales during 2011 were bolstered by pent-up demand.

Gross profit was $90.2 million in 2012, resulting in gross margin of 24.0% compared to 24.4% in 2011. The decline in gross margin was principally due to a less favorable product mix combined with increases in healthcare costs and depreciation expense. Operating income was $42.2 million resulting in operating margin of 11.2% compared to 12.0% in 2011. The decline in operating margin was impacted as well by non-recurring acquisition-related expenses. As noted in the Company’s third quarter 2012 Form 10-Q, a GAAP-required $2.9 million non-cash pension settlement charge was subsequently required to be recorded in the fourth quarter 2012; this was comparable to the $3.0 million non-cash pension settlement charge recorded in the fourth quarter 2011. Excluding these non-cash charges, gross margin was 24.5% and 25.0% and operating margin was 12.0% and 12.8% for 2012 and 2011, respectively.

Net income for 2012 was $28.2 million, our second highest net income, compared to a record $28.8 million in 2011. Earnings per share were $1.34 and $1.37 for the respective years. Excluding the decrease of $0.09 and $0.10 per share due to the non-cash pension settlement charges described above, earnings per share were $1.43 and $1.47 for 2012 and 2011, respectively.

Net sales during the fourth quarter 2012 were $88.7 million compared to a record $93.0 million during the same period in 2011, a decrease of 4.7%. Sales declined $1.4 million during the quarter in our larger water end markets and $2.0 million in our non-water end markets compared to the same period last year. The decrease in water market sales was primarily due to reduced construction market demand for pumps for natural gas drilling applications and for rental businesses, partially offset by an increase in agricultural market sales. The quarter’s decline in non-water market sales was primarily in the OEM market due to reduced shipments of fabricated products related to power generation equipment. Sales of repair parts decreased $1.0 million in the fourth quarter of 2012 compared to the elevated demand experienced during the fourth quarter 2011.

Gross profit was $18.9 million for the fourth quarter 2012 resulting in gross margin of 21.3%, comparable to 21.2% in the same period last year. Operating income was $5.4 million resulting in operating margin of 6.0% compared to 7.9% in fourth quarter 2011. The decline in operating margin was principally due to lower volume in the fourth quarter 2012 compared to the impact from record net sales in the same period last year. In addition, non-recurring acquisition-related expenses and integration costs combined with increased healthcare costs and depreciation expense further reduced operating margin by a total of approximately 100 basis points. Excluding the non-cash pension settlement charges described above, gross margin was 23.5% and 23.3% and operating margin was 9.4% and 11.1% for the fourth quarters of 2012 and 2011, respectively.

Net income during the quarter was $3.7 million compared to $5.1 million in the fourth quarter 2011 and earnings per share were $0.17 and $0.24 for the respective periods. Excluding the non-cash pension settlement charges noted above, earnings were $0.26 and $0.34 per share for the respective periods.

The Company’s backlog of orders was $143.4 million at December 31, 2012 compared to $155.5 million a year ago and $146.7 million at September 30, 2012. The expected decrease in backlog from December 31, 2011 was primarily due to anticipated shipments during the twelve months ending December 31, 2012 combined with anticipated lower incoming orders from the construction, municipal, industrial and OEM markets. The Company could see the backlog increase in the second quarter of 2013 by approximately $70 million based on a letter of intent to the Company to supply major flood control pumps to a member of a joint venture construction group for a significant New Orleans flood control project as announced by the Company October 1, 2012. The award of this joint venture project has been protested by unsuccessful bidders and is expected to be resolved by mid-2013.

The Company’s balance sheet continues to remain strong with $20.4 million of cash and short-term investments at December 31, 2012. The Company generated $32.6 million in operating cash flow during 2012 compared to $21.1 million during 2011 and has excellent liquidity and flexibility. Working capital increased 5.6% to $110.9 million at December 31, 2012 compared to $105.0 million a year ago largely due to increased inventory, including additional engines to reduce future delivery lead-times, and from the two acquisitions made during the latter part of 2012. Short-term debt totaled $22.0 million at year end 2012 which includes $17.0 million borrowed by the Company in the fourth quarter 2012 to finance the acquisition of American Turbine.

Jeffrey S. Gorman, President and CEO said, “We are pleased with again achieving record sales primarily as a result of organic revenue growth. However, incoming orders have moderated from record levels experienced during 2011 in some key end markets. Although we are encouraged by our growth in the agriculture, petroleum and international markets this past year, we anticipate the municipal and construction markets to remain somewhat sluggish for the near future due to the ongoing uncertain domestic economy. Taking advantage of our strong financial flexibility, the Company continued to make strategic investments during the year for future growth. These included the international acquisition of South Africa-based Pumptron and the domestic acquisition of Texas-based American Turbine which complement and broaden our existing pump portfolio and provide additional opportunities for global expansion of our major water markets and certain non-water markets. Also, we are very proud to celebrate the 80th anniversary of the Company’s founding during 2013 and we remain committed to continue creation of long-term value for our shareholders.”

Safe Harbor Statement

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, The Gorman-Rupp Company provides the following cautionary statement: This news release contains various forward-looking statements based on assumptions concerning The Gorman-Rupp Company’s operations, future results and prospects. These forward-looking statements are based on current expectations about important economic, political, and technological factors, among others, and are subject to risks and uncertainties, the absence of which could cause the actual results or events to differ materially from those set forth in or implied by the forward-looking statements and related assumptions. Such factors include, but are not limited to: (1) continuation of the current and expected future business environment; (2) changes in government budgets and in laws and regulations, including taxes; (3) the successful integration of acquisitions; and (4) the Company’s future cash flow and financial condition. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

David P. Emmens

Corporate Secretary

The Gorman-Rupp Company

Telephone (419) 755-1477

NYSE MKT: GRC

For additional information, contact Wayne L. Knabel, Chief Financial Officer, Telephone (419) 755-1397.

The Gorman-Rupp Company designs, manufactures and sells pumps and related equipment (pumps and motor controls) for use in water, wastewater, construction, industrial, petroleum, original equipment, agriculture, fire protection, heating, ventilating and air conditioning (HVAC), military and other liquid handling applications.

The Gorman-Rupp Company and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

(in thousands of dollars, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Net sales	$88,657	$93,042	$375,691	$359,490
Cost of products sold	69,751	73,307	285,540	271,653

Gross profit	18,906	19,735	90,151	87,837

Selling, general and administrative expenses	13,548	12,407	47,968	44,843

Operating income	5,358	7,328	42,183	42,994

Other income (expense)—net	(21)	112	264	(309)

Income before income taxes	5,337	7,440	42,447	42,685
Income taxes	1,649	2,335	14,244	13,881

Net income	$3,688	$5,105	$28,203	$28,804

Earnings per share	$0.17	$0.24	$1.34	$1.37

The Gorman-Rupp Company and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands of dollars)

	December 31,	December 31,
	2012	2011
Assets
Cash and short-term investments	$20,373	$21,202
Accounts receivable—net	58,712	56,419
Inventories	90,898	73,193
Deferred income taxes and other current assets	5,692	5,058

Total current assets	175,675	155,872

Property, plant and equipment—net	123,066	114,349

Other assets	4,156	2,998
Goodwill and other intangible assets	32,286	25,481

Total assets	$335,183	$298,700

Liabilities and shareholders’ equity
Accounts payable	$14,897	$15,679
Short-term debt	22,000	10,000
Accrued liabilities and expenses	27,924	25,194

Total current liabilities	64,821	50,873

Pension benefits	7,517	6,571

Postretirement benefits	22,399	22,705

Deferred and other income taxes	5,727	3,787

Total liabilities	100,464	83,936

Shareholders’ equity	234,719	214,764

Total liabilities and shareholders’ equity	$335,183	$298,700

Shares outstanding	20,996,893	20,990,893

Note: The adjusted gross margins, operating margins and earnings per share amounts eliminate non-cash pension settlement charges quantified in the text of this release. Management utilizes these adjusted financial measures to assess comparative operations against those of prior periods without the distortion of this factor. The Company believes that these non-GAAP financial measures will be useful to investors as well as to assess the continuing strength of the Company’s underlying operations.

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